Exhibit 99.1

Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

FOR IMMEDIATE RELEASE

CONSTAR INTERNATIONAL INC. ANNOUNCES 2003 SECOND

QUARTER RESULTS

Philadelphia, PA, July 29, 2003 – Constar International Inc. (NASDAQ: CNST) today announced its results for the second quarter and six months ended June 30, 2003.

For the second quarter, the company reported a quarterly net loss of $4.0 million or a loss of $0.33 per diluted share compared to net income of $7.2 million or $0.60 per diluted share in the second quarter of 2002. Net sales for the second quarter increased 5.3 percent to $203.4 million compared to the prior year period of $193.1 million. The growth in net sales reflects increased shipments of custom products, the pass-through of increased resin prices, and benefits resulting from strengthening foreign currencies against the U.S. dollar. The increase in net sales was partially offset by reduced domestic shipments in conventional products and implementation of price reductions associated with contract extensions.

“The second quarter was a challenging one for Constar,” commented Michael J. Hoffman, President and Chief Executive Officer. “The lack of demand for our customer’s products was exacerbated by poor weather conditions and contributed to reduced volume in our domestic conventional market. Additionally, we experienced slower than expected ramp-up of new customers and product conversions in the United States and Europe. Without the expected growth, we were unable to offset the previously announced business losses and the price concessions given in exchange for added volume and contract extensions.”

Mr. Hoffman continued, “While we are disappointed with our results for the first half of the year, we are taking the necessary operational and financial steps to best position Constar to capitalize on future growth opportunities while further reducing our cost structure. We have specific sales and marketing programs targeted on improving revenues and enhancing our ability to forecast. As we enter the second half of 2003, we are focused on reducing our inventory and storage space and securing new volume. At the same time, we remain committed to our overall business strategy.”

For the second quarter of 2003, the company reported a gross profit of $8.5 million compared to $19.7 million in the prior year period, representing a decline of 56.9 percent. The reduction in gross profit is attributable to the decline in domestic conventional volume, which produced higher than anticipated inventory levels, leading to increased warehousing and shuttle costs. In addition, gross profit was adversely impacted by slower than expected customer ramp-ups and conversions, an unfavorable shift in product mix and the implementation of price reductions to extend long-term contracts and increase volume. During the quarter, gross profit was also impacted by an increase in the company’s group, property and casualty insurance costs.

Operating expenses (selling and administrative expenses, management charges, research and technology expense, foreign exchange adjustments and other expense, net) for the second quarter of 2003 were $5.8 million compared to operating expenses of $7.2 million in the second quarter of 2002. This decrease reflects the discontinuation of intercompany charges from the company’s former parent which included $3.4 million in research and technology costs and $1.0 million in management expenses, partially offset by an increase in standalone administrative costs associated with being an independent company as well as increased legal costs resulting primarily from the Oxbar litigation.

Interest expense was $8.9 million in the second quarter compared to $0.7 million in the prior year period. The increase in interest expense was the result of the debt incurred in conjunction with the company’s November 2002 IPO.

Income/(loss) before taxes and cumulative effect of change in accounting for goodwill was a loss of $6.1 million in the second quarter compared to income of $11.8 million in the same period of 2002. The primary contributors to this decline were the previously noted reduction in gross profit and the increase in interest expense.

Adding interest and depreciation and amortization to income/(loss) before taxes and cumulative effect of a change in accounting for goodwill yields an adjusted EBITDA for the quarter of $16.8 million, down from the prior year’s quarter of $25.9 million. The decrease was driven by the factors that reduced gross profit. Adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies. Although adjusted EBITDA is a non-GAAP measurement, the company believes it is a useful measure of operating performance. It is also a key financial measure used to determine the company’s compliance with certain financial covenants in the company’s senior secured credit agreement.

Six-Month Results

For the six-month period ended June 30, 2003, the company reported a net loss of $5.8 million or $0.48 per diluted share compared to a net loss of $38.6 million or $3.22 per diluted share in the prior year period. The net loss for the six-month period in 2002 included a $50.1 million charge for the cumulative effect of a change in accounting for goodwill. Net sales for the six-month period increased 3.0 percent to $372.2 million compared to the prior year period of $361.3 million.

For the 2003 six-month period, the company reported a gross profit of $20.6 million compared to $33.6 million in the prior year period, representing a decline of 38.7 percent. The reduction in gross profit is attributable to the same factors that reduced the second quarter’s gross profit.

Operating expenses (selling and administrative expenses, management charges, research and technology expense, foreign exchange adjustments and other expense, net) for the 2003 six month period were $11.9 million compared to operating expenses of $13.2 million in the 2002 six-month period. This decrease reflects the discontinuation of intercompany charges from the company’s former parent, which included $6.4 million in research and technology costs and $2.0 million in management expenses in the first six months of 2002, partially offset by the same items that offset these charges in the second quarter.

Interest expense was $17.3 million for the first six months of 2003 compared to $1.6 million in the same period last year.

Income/(loss) before taxes and cumulative effect of change in accounting for goodwill was a loss of $8.7 million for the first six months of 2003 compared to income of $18.8 million in the same period last year. The reduction in income/(loss) before taxes and cumulative effect of change in accounting for goodwill is attributable to the same factors that reduced the second quarter’s income/(loss) before taxes and cumulative effect of change in accounting for goodwill.

Adding interest and depreciation and amortization to income/(loss) before taxes and cumulative effect of a change in accounting for goodwill yields an adjusted EBITDA for the first six months of 2003 of $36.7 million, down from the same period last year of $47.4 million. The same factors that impacted gross profit also affected adjusted EBITDA.

Conference Call, Web Cast Information

The company will hold a conference call on Wednesday, July 30, 2003, at 8:30 a.m. ET to discuss this news release and the company’s business outlook. Forward looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 819-9193 (domestic callers) or (913) 981-4911 (international callers). A replay of the broadcast will be available from 12:30 p.m. ET on July 30, 2003 through midnight on August 14, 2003. The rebroadcast can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 427077, or via the web at http://www.constar.net.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring our proprietary technologies and know-how; seasonal fluctuations in demand and the impact of weather on our sales; our ability to protect our existing technologies and to develop new technologies; the terms upon which we acquire resin and our ability to reflect those terms in our sales; our debt levels and our ability to obtain financing and service debt; our ability to comply with the covenants in our financing agreements or obtain waivers if we are not in compliance; whether our cost reduction and sales and marketing initiatives are successful; the anticipated levels of capital expenditures we are required to make;

and the other risks described in our filings with the Securities and Exchange Commission. We do not intend to review or revise any particular forward-looking statement in light of future events.

For more information, contact:

James C. Cook, Executive Vice President and Chief Financial Officer, (215) 698-5392

Aparna Mohan, Edelman Financial, (212) 704-8224

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CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net customer sales	$202,651	$191,680	$371,084	$358,522
Net sales to affiliates	783	1,443	1,141	2,749

Net sales	203,434	193,123	372,225	361,271
Cost of products sold, excluding depreciation	180,894	160,014	323,626	300,675
Depreciation	14,031	13,445	28,033	27,025

Gross profit	8,509	19,664	20,566	33,571
Selling and administrative expense	5,201	2,606	9,960	4,822
Management charges	—	990	—	1,986
Research and technology expense	1,282	3,404	2,701	6,370
Interest expense	8,877	701	17,312	1,586
Foreign exchange adjustments	(872)	256	(825)	186
Other expense/(income), net	166	(50)	77	(151)

Income/ (loss) before taxes and cumulative effect of a change in accounting for goodwill	(6,145)	11,757	(8,659)	18,772
Provision for income taxes	2,314	(4,586)	2,924	(7,297)
Minority interest	(147)	25	(74)	(62)

Income (loss) before cumulative effect of change in accounting for goodwill	(3,978)	7,196	(5,809)	11,413
Cumulative effect of change in accounting for goodwill	—	—	—	(50,059)

Net income (loss)	$(3,978)	$7,196	$(5,809)	$(38,646)

Net income (loss) per share of common stock:
Basic and diluted	$(0.33)	$0.60	$(0.48)	$(3.22)
Weighted average shares outstanding:
Basic and diluted shares	12,000	12,000	12,000	12,000
Reconciliation of Adjusted EBITDA to Income (loss) before taxes and cumulative effect of change in accounting for goodwill:
Income (loss) before taxes and cumulative effect of change in accounting for goodwill	$(6,145)	$11,757	$(8,659)	$18,772
Add back:
Interest expense	8,877	701	17,312	1,586
Depreciation	14,031	13,445	28,033	27,025

Adjusted EBITDA	$16,763	$25,903	$36,686	$47,383

Selected Balance Sheet Data:
	6/30/2003	3/31/2003	12/31/2002
Cash and cash equivalents	$7,289	$14,599	$20,913
Debt:
Senior Revolving Credit ($100 million facility)	41,000	50,000	55,000
Term B Loan	148,875	149,250	149,625
Senior Subordinated Debt	172,551	172,484	172,392
Other	1,512	—	—

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